UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
26081 Avenue Hall Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 295-5600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

As previously reported, of June 30, 2004, the Company entered into a two-year loan and security agreement with Silicon Valley Bank. This credit facility provides that the Company and certain of its subsidiaries may borrow up to $15.0 million of revolving loans and includes sub-limits for letter of credit and foreign exchange facilities. The credit facility is secured by a first lien in favor of Silicon Valley Bank on certain of the Company’s assets, including domestic accounts receivable, inventory and certain fixed assets. Interest will accrue on outstanding borrowings at either the Bank’s prime rate in effect from time to time or, prior to June 30, 2005 at a LIBOR rate plus 2.75%. The Company is obligated to pay, on a quarterly basis, a commitment fee equal to 0.375% per annum of the unused amount of the facility.

On July 22, 2005, the Company entered into an amendment (the “First Amendment”) to this credit facility that is effective as of June 30, 2005. Under the terms of the First Amendment, the term of the credit facility was extended to July 1, 2007, the LIBOR borrowing margin was reduced to 2.25%, and various amendments were made in the covenants set forth in the credit facility.

The facility imposes certain limitations on the Company’s activities, including limitations on the incurrence of debt and other liens, limitations on the disposition of assets, limitations on the making of certain investments and limitations on the payment of dividends on our Common Stock. The facility also requires us to comply with certain financial covenants. Prior to June 30, 2005, these financial covenants included (a) a requirement to maintain a quick ratio (as defined) of at least 0.90 to 1.00 as of December 31, 2004 and of at least 1.00 to 1.00 as of March 31, 2005 and thereafter, (b) a requirement to maintain, at any time any revolving obligations (as defined) are outstanding under the facility equal to or in excess of $5 million, unrestricted cash in the United States in an amount not less than two-thirds of the amount of the outstanding revolving obligations, (c) a requirement to maintain, if there are any advances (as defined) outstanding under the facility at the end of any calendar quarter, a ratio of total liabilities less subordinated debt to tangible net worth (as each such term is defined) of not more than 2.10 to 1.00 as of December 31, 2004 and as of March 31, 2005 and thereafter of not more than 2.00 to 1.00, (d) a requirement to maintain, if there are any advances outstanding under the facility at the end of any calendar quarter, a tangible net worth (as defined) of not less than the sum of $20 million plus the amount of any tangible net worth additions (as defined), and (e) a requirement to maintain domestic tangible assets of not less than 25% of adjusted tangible assets (as such terms are defined). The Company was in compliance with these requirements at June 30, 2005 and December 31, 2004.

Pursuant to the First Amendment and effective as of June 30, 2005, these financial covenants were amended and restated. After that date, the amended and restated financial covenants require that the Company maintains (a) a quick ratio (as defined) of at least 1.00 to 1.00 as of June 30, 2005 and at the end of each calendar quarter thereafter, (b) a ratio of total liabilities less subordinated debt to tangible net worth (as each such term is defined) of not more than (i) 2.50 to 1.00 as of June 30, 2005 and September 30, 2005 and (ii) 2.00 to 1.00 as of December 31, 2005 and at the end of each calendar quarter thereafter, and (c) on a trailing four-quarter basis, EBITDA (as defined) in an amount not less than $13 million for the period ended June 30, 2005, not less than $15 million for the period ending September 30, 2005 and not less than $18 million for each period ending on or after December 31, 2005. The Company was in compliance with these requirements at June 30, 2005.

Item 9.01                                           Financial Statements and Exhibits

(c)   Exhibits:

Exhibit Number	Reference
10.1

Amendment No. 1 to Loan and Security Agreement by and among the Registrant, 3D Systems, Inc., 3D Holdings LLC, 3D Systems Asia Pacific Limited, 3D Capital Corporation and Silicon Valley Bank dated as of July 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: July 27, 2005	/s/ ROBERT M. GRACE, JR.
(Signature)
	Name:	Robert M. Grace, Jr.
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amendment No. 1 to Loan and Security Agreement by and among the Registrant, 3D Systems, Inc., 3D Holdings LLC, 3D Systems Asia Pacific Limited, 3D Capital Corporation and Silicon Valley Bank dated as of July 22, 2005.